Maarten D. Hemsley
Executive Employment Agreement
This Executive Employment Agreement (this “Agreement”) is made and entered into as of the 13th day of July, 2005 to become effective except as noted below on July 18, 2005 (the “Effective Date”) by and between Sterling Construction Company, Inc. with a place of business in Harris County, Texas, (the “Company”) and Maarten D. Hemsley (“Mr. Hemsley”).
In consideration of the following covenants and conditions and for other good and valuable consideration, the parties agree as follows:
1.	Prior Agreements. The term of Mr. Hemsley’s employment agreement that terminated on the date hereof is hereby extended to the Effective Date. Upon the Effective Date, this Agreement supersedes that agreement and any and all other employment agreements, written or oral between the Company and Mr. Hemsley.
2.	Employment. The Company hereby employs Mr. Hemsley, and Mr. Hemsley hereby accepts employment for the term, at the salary, with the benefits and for the other consideration set forth herein and on the conditions specified herein.

3.	Duties and Responsibilities.
(a)	Mr. Hemsley agrees to perform to the best of his ability the duties of Chief Financial Officer of a publicly traded company with such other duties relating to that position as the Chief Executive Officer and the Board of Directors of the Company (the “Board”) may assign from time to time.

(b)	Mr. Hemsley agrees (i) to devote such portion of his productive time, ability and attention to the diligent prosecution of the business and affairs of the Company as is necessary for the discharge of his duties hereunder; and (ii) to conform to, and/or comply with, all lawful rules, regulations, instructions, personnel practices and policies of the Company that are not inconsistent with this Agreement, whether now in force or hereafter adopted.

(c)	The foregoing provisions shall not prevent or restrict Mr. Hemsley from undertaking other employment, provided such other employment does not interfere with the carrying out of his duties hereunder.
4.	Term and Place of Employment.
(a)	Term.
(i)	The original term of this Agreement shall commence on the Effective Date and shall expire (unless renewed) at the close of business on the second anniversary of the Effective Date (the “Original Term”) unless sooner terminated in accordance with the terms and provisions hereinafter set forth.

(ii)	This Agreement shall be renewed and extended for a period of twelve (12) months on the second anniversary of the Effective Date and on each successive anniversary thereafter if not less than ninety (90) days prior to the second anniversary (or, if previously renewed and extended, any succeeding anniversary) of the Effective Date (the “Renewal Notice Date”) (A) the Company pursuant to a resolution of the Board shall have given Mr. Hemsley written notice that it has determined to renew this Agreement; and (B) Mr. Hemsley shall not have exercised any right herein to terminate his employment and this Agreement.
(b)	Place of Employment. Although Mr. Hemsley will not be based at the Company’s offices in Houston, Texas, he shall travel to the Company’s offices at such time and with such frequency as is reasonably required to fulfill his duties.
5.	Compensation and Benefits. The compensation and benefits payable hereunder shall be in consideration of the performance by Mr. Hemsley of his responsibilities, duties and obligations described in this Agreement for the Company.

(a)	Base Salary. The Company shall pay Mr. Hemsley an annual base salary of $135,000 (“Base Salary”) in bi-weekly installments, subject to pro-ration as to any partial period and to withholding and other deductions as provided in this Agreement.

(b)	Incentive Compensation.
(i)	Bonus. In addition to his Base Salary, the Company shall pay Mr. Hemsley a bonus of $50,000 in respect of any fiscal year during which the Company on a consolidated basis achieves 75% or greater of the EBITDA projected in the budget for the fiscal year in question after adjusting the same by adding to such EBITDA any bonuses paid to employees of the Company and its Affiliates that are directly based on the profitability of the Company or of any Affiliate. For purposes of this Section 5(b)(i), the budget for a given fiscal year shall mean the budget that has been approved by the Board. If the Board fails to approve a budget for a fiscal year, the “EBITDA projected in the budget” shall be the actual EBITDA for the preceding fiscal year. For purposes of this Agreement, EBITDA shall have the meaning assigned to such term in Schedule A hereto. In calculating EBITDA for a given year, appropriate adjustments shall be made for any material changes in the Company’s business that occur during such year, such as the sale of a part of the business. In the case of such a change, the budgeted results for that part of the Company for the period following the sale would be excluded from the budget.

(ii)	Additional Bonus. In addition to any amounts payable pursuant to Section 5(b)(i), above, the Company shall pay Mr. Hemsley such additional incentive bonus, if any, with respect to each fiscal year as the Compensation Committee of the Board deems appropriate after taking into consideration the Company’s consolidated financial results, the number of non-routine business transactions to which Mr. Hemsley devoted substantial time and such other matters as the Compensation Committee deems relevant. In no event shall such additional incentive bonus exceed $75,000.
(c)	Equity Compensation. On or as of each anniversary of the Effective Date, the Company shall grant Mr. Hemsley an option to purchase 2,800 shares of the Company’s common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant. Each such option shall be an incentive stock option to the extent permitted by applicable tax laws, shall expire five (5) years from the date of grant, and shall become exercisable in full on July 18, 2007. Each such option shall continue in full force and effect notwithstanding the termination of Mr. Hemsley’s employment hereunder unless such termination is pursuant to Section 6(c) (“The Company’s Right to Terminate for Good Cause”), below, in which event each such option shall terminate on the date that Mr. Hemsley’s employment terminates.

(d)	Benefits; Other Compensation. Mr. Hemsley shall be entitled to participate in those fringe benefits, benefit plans, bonus plans or programs and other compensation of the Company and the Affiliates (“Benefit Plans”) at any time made available generally to its employees or senior employees.

(e)	Payroll Taxes and Other Deductions. The Company shall withhold from Base Salary and any other compensation paid to Mr. Hemsley all applicable withholding and other payroll taxes due with respect thereto and such other deductions as shall be related to Mr. Hemsley’s participation in the insurance or other Benefit Plans, if any, from time to time established and maintained by the Company or the Affiliates for salaried employees.

(f)	The Company shall provide a minimum of $100,000 of term life insurance for Mr. Hemsley’s benefit and shall continue to provide for his benefit the long-term disability policy which is has provided heretofore.

(g)	Business Expenses. The Company shall reimburse to Mr. Hemsley his reasonable and necessary business expenses incurred by him in the performance of his duties and responsibilities

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hereunder, including, without limitation, travel to the Company’s facilities, all in accordance with applicable policies, as such may exist from time to time.

(h)	Directors and Officers Liability Insurance. The Company shall obtain and maintain, at its sole expense, a policy or contract of insurance to insure its directors and officers and the directors and officers of its subsidiaries against personal liability for acts or omissions in connection with service as a director or officer of the Company or of any Affiliate (as defined below) or service in other capacities at the request of the Company. The insurance coverage provided to Mr. Hemsley shall be at the same limits and of the same scope and on the same terms and conditions as the coverage provided to the other directors and officers of the Company. The scope, terms and conditions of such coverage shall be reasonably comparable to the directors and officers insurance coverage provided by public companies of comparable size.

(i)	Indemnification. The Company shall defend and indemnify Mr. Hemsley against, and hold him harmless from, any and all costs, liabilities, losses, claims and exposures for his services as an employee, officer or director of the Company or any Affiliate to the maximum extent permitted under applicable laws or under the Company’s charter or bylaws.
6.	Termination.
(a)	Mr. Hemsley’s Right to Terminate for Good Reason.
(i)	Mr. Hemsley may terminate this Agreement and his employment with the Company for Good Reason, as defined below. In the event of Mr. Hemsley’s termination of this Agreement and his employment with the Company for Good Reason, the Company shall continue to pay Mr. Hemsley his Base Salary through the expiration of the then remaining term of this Agreement, but in no event for less than twelve (12) additional months, and all stock options held by Mr. Hemsley shall thereupon become exercisable in full.

(ii)	For purposes of Section 6(a)(i), above, “Good Reason” shall be deemed to exist if (A) the Company fails to comply with any material provision of this Agreement and such failure has not been cured within ten (10) days after notice of such noncompliance has been given by Mr. Hemsley to the Board pursuant to the notice provisions of this Agreement specifying the nature of such noncompliance in reasonable detail; or (B) Mr. Hemsley is removed from, or is not elected to, the Board after the Effective Date; or (C) Mr. Hemsley is assigned any duties materially inconsistent with Mr. Hemsley’s authority, duties or responsibilities on the Effective Date, including without limitation any action of the Company that results in Mr. Hemsley no longer having the titles and responsibilities specified in Section 3(a), above; or (D) the Company fails to renew the Original Term or any extended term of this Agreement in the manner provided in Section 4(a)(ii), above, by the Renewal Notice Date.
(b)	Mr. Hemsley’s Right to Terminate Without Good Reason. At any time, Mr. Hemsley may terminate this Agreement and his employment with the Company for any reason not described in Section 6(a), above, but only after at least one hundred eighty (180) days’ advance written notice is given to the Board by Mr. Hemsley pursuant to the notice provisions hereof; provided, however, that Mr. Hemsley shall terminate his employment on any earlier date after giving such notice if so required by the Board. If Mr. Hemsley terminates his employment in accordance with the preceding sentence, the Company shall not be obligated to make any further payments hereunder, except for (i) the amount of any accrued Base Salary through the effective date of termination in the manner set forth in Section 5(a), above; and (ii) any vested benefits, amounts or payments due Mr. Hemsley or his beneficiaries under any Benefit Plan in which he is a participant. The Company may deem such notice as notice of resignation by Mr. Hemsley of all offices and directorships then held by him in the Company and in any entity controlling, controlled by, or under common control with, the Company (each an “Affiliate”) such resignation to be effective upon Mr. Hemsley’s termination of employment.

(c)	The Company’s Right to Terminate for Good Cause. The Company may terminate this Agreement and Mr. Hemsley’s employment for good cause, as defined below, at any time

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effective immediately upon giving written notice of termination to Mr. Hemsley. For the purposes of this Section 6(c) “good cause” for termination shall mean any of the following:
(i)	Mr. Hemsley’s gross neglect of his duties, gross negligence in the performance of his duties, refusal to perform his duties, or willful disobedience of a lawful order or directive given to Mr. Hemsley by the Board and within the scope of Mr. Hemsley’s duties.

(ii)	Mr. Hemsley’s unsatisfactory performance of his duties that is not cured within twenty (20) working days after written notice is given to Mr. Hemsley pursuant to a duly adopted resolution of the Board specifically identifying each reason why the Board, in its judgment, believes that Mr. Hemsley’s performance is unsatisfactory and what Mr. Hemsley can do to cure such unsatisfactory performance to the full satisfaction of the Board.

(iii)	Any act of theft or other dishonesty on the part of Mr. Hemsley, including, but not limited to any intentional misapplication of the Company’s funds or other property that the Board has found pursuant to a duly adopted resolution, with Mr. Hemsley not participating in such action, that Mr. Hemsley has committed.

(iv)	Mr. Hemsley’s conviction of any criminal activity not described in Section 6(c)(iii), above, or participation in an activity involving moral turpitude that the Board has found pursuant to a duly adopted resolution, with Mr. Hemsley not participating in such action, is or could reasonably be expected to be injurious to the business or reputation of the Company.

(v)	Mr. Hemsley’s immoderate use of alcohol and/or the use of non-prescribed narcotics that the Board has found pursuant to a duly adopted resolution, with Mr. Hemsley not participating in such action, adversely affects the performance of his duties.
(d)	Consequences of Termination for Good Cause. If the Company terminates this Agreement and Mr. Hemsley’s employment for good cause, the Company shall not be obligated to make any further payments hereunder except for (i) the amount of any accrued Base Salary due at the time of termination in the manner set forth in Section 5(a), above; and (ii) any vested benefits, amounts or payments due Mr. Hemsley or his beneficiaries under any Benefit Plan in which he is a participant.

(e)	The Company’s Right to Terminate Without Good Cause. The Company may terminate this Agreement and Mr. Hemsley’s employment at any time for any reason not described in Section 6(c), above, but only after at least one hundred eighty (180) days’ advance written notice is given to Mr. Hemsley pursuant to the notice provisions hereof. If Mr. Hemsley’s employment is terminated in accordance with the preceding sentence, the Company shall continue to be obligated to make all payments of Base Salary that would have been payable under Section 5(a), above, during the period commencing on the date of such termination and ending on the earlier of (i) the end of the Original Term (or, if applicable, any renewal term) hereof; or (ii) the date Mr. Hemsley breaches or ceases to be subject to the provisions of Section 7 (“Proprietary and Confidential Information of the Company”) or Section 8 (“Covenant Not to Solicit or Compete”), below.

(f)	Mr. Hemsley’s Right to Terminate in the Event of a Change in Control of the Company. For purposes of this Section 6(f), the word “Company” shall mean and include any one or more of the Company, Sterling Houston Holdings, Inc., Sterling General, Inc. and Texas Sterling Construction, L.P. so long as they are Affiliates.
(i)	A “Change in Control of the Company” shall occur or be deemed to have occurred only if one of the following events occurs.
(A)	Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than (1) the Company; (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or (3) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) becomes

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the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(B)	During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company together with any new director (other than a new director designated by a person who has entered into an agreement with the Company to effect any transaction described in Section 6(f)(i)(A), 6(f)(i)(C) or 6(f)(i)(D)) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors;

(C)	the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined in Section 6(f)(i)(A), above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(D)	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
(1)	For purposes of the application of the provisions of this Section 6(f) to Texas Sterling Construction, L.P., stockholders shall mean the general partner or partners; securities and voting power shall refer to general partnership interests; election shall refer to selection as a general partner; and directors and the board shall refer to the general partner or partners all as the context requires in order to achieve the intent of such provisions.
(ii)	Upon the occurrence of either a Change in Control of the Company or the execution by the Company of any agreement that will result in a Change in Control that is not consented to in writing by Mr. Hemsley on or before its consummation, Mr. Hemsley shall have a period of thirty (30) days after such consummation in which to elect by written notice to the Board to terminate this Agreement and his employment hereunder. If such notice is timely given, Mr. Hemsley’s employment and this Agreement shall terminate on the date such notice is given. If Mr. Hemsley terminates his employment and this Agreement in accordance with this Section 6(f), no further payments hereunder shall be made to Mr. Hemsley, except for (A) the amount of any accrued Base Salary through the effective date of termination in the manner set forth in Section 5(a), above; and (B) any vested benefits, amounts or payments due Mr. Hemsley or his beneficiaries under any Benefit Plan in which he is a participant. For the avoidance of doubt, any bonus earned but not yet paid shall be paid in the event Mr. Hemsley terminates his employment pursuant to this Section 6(f) and all stock options held by Mr. Hemsley shall become exercisable in full. Such written notice shall be construed as a resignation by Mr. Hemsley of all offices and directorships then held by him in the Company or Company as to which there has been a Change In Control and in any Affiliate.

(iii)	The termination of Mr. Hemsley’s employment under Section 6(f)(ii), above, shall relieve Mr. Hemsley of his obligations set forth in Section 8 (“Covenant Not to Solicit or Compete”), below, but shall not relieve Mr. Hemsley of his obligations set forth in Section 7 (“Proprietary and Confidential Information of the Company”), below.

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(g)	In the Event of Death. In the event of Mr. Hemsley’s death during the Original Term or any renewal term of this Agreement, this Agreement shall be terminated automatically as of the date of Mr. Hemsley’s death, and the Company shall have no further or continuing obligation to Mr. Hemsley or his estate under the provisions of Section 5 (“Compensation and Benefits”), above, other than to pay any salary or benefits accrued but not paid for the period ending on the date of Mr. Hemsley’s death. For the avoidance of doubt, any bonus earned but not yet paid shall be paid in the event of Mr. Hemsley’s death.

(h)	In the Event of Permanent Disability. In the event Mr. Hemsley is or becomes permanently disabled, as such term is defined below, during the Original Term or any renewal term of this Agreement, this Agreement and Mr. Hemsley’s employment may at the option of the Company be terminated at any time after the occurrence of such disability. Any such termination shall be exercised by written notice to Mr. Hemsley or his personal representative. Mr. Hemsley shall be deemed to have become permanently disabled if during any consecutive twelve (12) month period, because of ill health, physical or mental disability, or for other causes beyond his control, he shall have been continuously unable or unwilling or shall have failed to have performed his duties under this Agreement, in whole or in substantial part, for one hundred eighty (180) consecutive days.
7.	Proprietary and Confidential Information.
(a)	Nondisclosure Covenant. During the term of his employment hereunder, Mr. Hemsley shall have access to confidential and/or proprietary information of the Company and its Affiliates including, but not limited to, their books and records, financial information, personnel information, lists of existing or prospective clients and customers (and their special needs and requirements) market research, fee and pricing structures, intellectual property, and other information (hereafter collectively called “Confidential Information.”) Mr. Hemsley recognizes and acknowledges that Confidential Information is a valuable, special and unique asset of the owner thereof (whether such owner is the Company, an Affiliate or a third party) and that the owner’s business is dependent on the same. To insure the continued secrecy of Confidential Information, and in consideration of his employment or continued employment, Mr. Hemsley agrees and covenants, subject to the next succeeding sentence, that during the Original Term and any renewal term of this Agreement and at all times following the termination of this Agreement and/or his employment (whether such termination occurs as a result of the expiration of the Original Term or any renewal term of this Agreement or by the election of either party) Mr. Hemsley will not, except as is reasonably believed by him to be in the best interest of, or necessary to, the conduct of the business of the Company and/or the Affiliates —
(i)	disclose or divulge to any person, firm, corporation, partnership, joint venture or other business entity, or to any local, state or federal governmental agency (collectively referred to as an “Entity”) any Confidential Information or any other proprietary information that is used by, or becomes known to, Mr. Hemsley;

(ii)	use Confidential Information for any purpose other than the performance by Mr. Hemsley of his obligations under this Agreement and/or the performance of his duties as an employee of the Company; or

(iii)	disclose to any Entity any information that is not otherwise known to the public concerning the business, customers, clients or affairs of the Company or the Affiliates that Mr. Hemsley may acquire in the course of, or as an incident to, employment and service hereunder.
(b)	Exceptions. Notwithstanding the immediately preceding sentence to the contrary, Mr. Hemsley shall not be considered to have violated the requirements of such sentence if Mr. Hemsley makes a disclosure of Confidential Information in response to a subpoena or is ordered by a court of competent jurisdiction to do so. Confidential Information shall not include information that (i) becomes known to the public through no fault of Mr. Hemsley; (ii) is properly disclosed by the Company to a third party under no obligation of confidentiality; or (iii) becomes available to

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Mr. Hemsley on a non-confidential basis from a third party under no obligation of confidentiality to the Company or to an Affiliate.

(c)	Work Product. Upon the termination of his employment, Mr. Hemsley shall not take from the premises of the Company or an Affiliate or otherwise retain any records, files or other documents, or copies thereof, relating to the business or affairs of the Company or an Affiliate or any Confidential Information. As further consideration for his employment, Mr. Hemsley hereby assigns and agrees to assign jointly to the Company, its successors and assigns, all rights to documents, manuals, notes, computer programs, data bases, research material, prospective customer lists, etc. that Mr. Hemsley may have made, conceived, or received during the term of, and relating to his employment with the Company. Mr. Hemsley will promptly disclose to the Company information relating to said documents, manuals, notes, computer programs, databases, research materials, prospective customer lists, etc. and will execute, acknowledge, and deliver all papers and perform such other acts as may be necessary in the opinion of the Company to vest title to such material in the Company, its successors and assigns. Without limiting the generality of the foregoing, Mr. Hemsley covenants and agrees to assign jointly to the Company, its successors and assigns, at any time and from time to time as may be requested by the Company, its successors and assigns, at any time or times, any and all works, whether constituting derivative works or improvements that he develops, invents or creates from and after the Effective Date and during the term of, and in connection with his employment hereunder, and agrees that the same are and will be works for hire and owned by the Company, its successors and assigns.

(d)	Remedies. In the event of a breach or threatened breach by Mr. Hemsley of the provisions of this Section 7, the Company shall be entitled to seek an injunction restraining Mr. Hemsley from disclosing, in whole or in part, any Confidential Information or mandating the assignment by Mr. Hemsley of any and all such works to the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Mr. Hemsley.
8.	Covenant Not to Solicit or Compete. Mr. Hemsley hereby agrees, covenants and warrants subject to the terms and conditions of this Section 8 that during the Original Term and any renewal term of this Agreement and —
(a)	For the two (2) year period following the expiration of the Original Term or any renewal term or following the termination of Mr. Hemsley’s employment under Section 6(b) (Mr. Hemsley’s Right to Terminate Without Good Reason”) or Section 6(c) (“The Company’s Right to Terminate for Good Cause”), above; as the case may be, or

(b)	For the one (1) year period following the termination of Mr. Hemsley’s employment under Section 6(a) (“Mr. Hemsley’s Right to Terminate for Good Reason”) or Section 6(e) (“The Company’s Right to Terminate Without Good Cause”), above,

Mr. Hemsley will not, within the State of Texas or the Commonwealth of Pennsylvania, directly or indirectly:
(i)	compete with the Company in any business in which it or any Affiliate is actively engaged at the termination of Mr. Hemsley’s employment;

(ii)	solicit, contract, contact or consult with any of the Company’s or its Affiliates’ then existing or actively prospective customers or clients for the purpose of providing, either directly or indirectly, goods or services in competition with the Company or any Affiliate;

(iii)	take any action that would tend to divert from the Company or any Affiliate any Entity that was a client or customer thereof on the date of the termination of Mr. Hemsley’s employment or any Entity with respect to which the Company or an Affiliate was actively seeking to establish a client relationship on the date of the termination of Mr. Hemsley’s employment; or

(iv)	solicit for employment or employ as an employee, independent contractor or consultant any person who is a party to an employment, independent contractor or consulting agreement

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with the Company or an Affiliate or was an employee, independent contractor or consultant of the Company or an Affiliate on the date of the termination of Mr. Hemsley’s employment to perform or provide (or aid in the providing or performing) on behalf of any Entity any service that is the same as, or similar to, any service performed or provided by such person in the scope of such person’s employment, independent contractor or consulting arrangements with the Company or an Affiliate.
(c)	As sole consideration for Mr. Hemsley’s agreement not to compete for the period specified above following the termination of his employment, the Company shall pay and hereby agrees to pay Mr. Hemsley one thousand dollars ($1,000) per month in advance for each month in such period.

(d)	Notwithstanding the foregoing provisions of this Section 8, Mr. Hemsley may elect by written notice to the Company after termination of employment by the Company other than for good cause and prior to any breach of (i) Section 7 (“Proprietary and Confidential Information of the Company”), above; (ii) this Section 8; or (iii) of any other provisions hereof by Mr. Hemsley, to cease to be subject to this Section 8. Upon the giving of such notice, Mr. Hemsley shall cease to be subject to the provisions of this Section 8 (but shall continue to be subject to the provisions of Section 7), and the Company shall cease to have any further obligations to make any further payments to Mr. Hemsley pursuant to Section 6(e) (“The Company’s Right to Terminate Without Good Cause”) (if otherwise applicable) or pursuant to Section 8(c), above.

(e)	Mr. Hemsley agrees that the provisions contained in this Section 8 are of vital importance to the Company, and that if any question shall ever arise as to whether any act of Mr. Hemsley is prohibited by this Section 8, then, in all instances in which it is reasonable to interpret any provision of this Section 8 to prohibit such act, such interpretation shall be controlling, notwithstanding that it may also be reasonable to interpret such provision not to prohibit such act.

(f)	Mr. Hemsley further agrees that such limitations as to the period of time, geographic area and types and scopes of restriction on his activities specified herein are reasonable and necessary for the protection of the goodwill and other business interests of the Company and its Affiliates. However, should either the time period or the geographic area provided herein be deemed invalid or unenforceable in any respect by a court of competent jurisdiction, then Mr. Hemsley recognizes and agrees that, upon request of the Company, a modification shall be made to such time period or geographic area to protect the Company with respect to the purpose of this covenant not to compete.

(g)	Mr. Hemsley recognizes and agrees that any violation by him of any of the provisions contained in this Section 8 will cause such damage or injury to the Company as would be irreparable and continuing and that the exact amount of such damage might be difficult or impossible to ascertain and that for such reason, among others, the Company shall be entitled to seek an injunction from any court of competent jurisdiction restraining any further violation by him of this Section 8 in addition to recovering such damages as the Company may have sustained as a result thereof. Such right to damages or an injunction shall be in addition to, and not in limitation of, any other rights and remedies the Company may have under Section 15.50 et seq. of the Texas Business and Commerce Code for breach of this Section 8 or any other provisions of this Agreement.

(h)	The existence of any claim or cause of action of Mr. Hemsley against the Company or an Affiliate, whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement of this covenant.
9.	Assignment of Agreement. The Company may not assign this Agreement without the prior written consent of Mr. Hemsley. In the event of an assignment, the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. Any assignment by the Company of its rights hereunder shall not relieve the Company of its financial obligation to Mr. Hemsley. The rights and obligations of Mr. Hemsley under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer by him.

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10.	Notices.
(a)	Any notice given under this Agreement to the other parties shall be given in writing. Any such notice shall be given by personal delivery or by registered or certified mail (return receipt requested) postage prepaid, addressed —
(i)	In the case of the Company to its headquarters address; and

(ii)	In the case of Mr. Hemsley, to his most recent residence address on the books of the Company;

or to such other address of a party as that party may by written notice hereafter designate.

(b)	Notice given in accordance herewith shall be effective five (5) days after the date of the postmark if mailed via registered or certified mail and the return receipt is received by the sender, or upon actual receipt by the party receiving the notice in the event that (i) such return receipt is not received by the sender; or (ii) notice was given by personal delivery.
11.	Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

12.	Entire Agreement. This Agreement together with Schedule A contains the entire agreement of the parties with respect to the subject matter hereof except as otherwise expressly provided herein.

13.	Amendment. This Agreement may be changed, modified or amended at any time and in any respect by the agreement of the parties hereto without the consent of any other person; provided, however, that no change, modification or amendment shall be binding unless the same shall have been reduced to a writing and signed by the party against whom enforcement of the change, modification or amendment is sought.

14.	Applicable Law and Venue. The parties intend and agree that the terms and provisions of this Agreement and the performance of the parties hereunder shall be governed by the laws of the State of Texas, excluding its conflicts of laws provisions, and all disputes hereunder are subject exclusively to the jurisdiction of courts, state or federal, sitting in Harris County, Texas.

15.	Severability. In the event that any portion of this Agreement is declared to be invalid or illegal by final judgment of any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect notwithstanding the invalidity or illegality of such portion.

16.	Headings and References. The headings contained in this Agreement are solely for the convenience of the parties and have no bearing upon the interpretation and/or enforcement of this Agreement. All references in this Agreement to sections shall refer to the sections of this Agreement unless otherwise explicitly stated, and the words “hereof,” “herein,” and “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

17.	Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

18.	Counterparts and Execution. This Agreement may be executed in multiple counterparts, each of which may be considered an original, but all of which together shall constitute but one and the same instrument. This Agreement when signed by a party may be delivered by telecopier or other facsimile transmission with the same force and effect as if the same were an executed and delivered original manually signed counterpart.
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Maarten D. Hemsley Executive Employment Agreement	Page 9 of 10

Executed effective as of the Effective Date.
Sterling Construction Company, Inc.

By:	/s/ Robert W. Frickel Robert W. Frickel	/s/ Maarten D. Hemsley Maarten D. Hemsley
Chairman of the Compensation Committee

Schedule A
Definition of EBITDA
“EBITDA” shall mean the net income determined in accordance with generally accepted accounting principles of the Company and its consolidated subsidiaries for a given fiscal year —

Plus	Interest expense for the period;

Plus	Depreciation and amortization expense for the period;

Plus	Federal and state income tax expense incurred for the period;

Plus	Extraordinary Items and non-recurring items (to the extent negative) if any, for the period;

Plus	Any fees paid to non-employee directors;

Minus	Extraordinary Items and non-recurring items (to the extent positive) if any; and

Minus	Interest income for the period.

Maarten D. Hemsley Executive Employment Agreement	Page 10 of 10